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                                                                   EXHIBIT 10.50

                             SIDE LETTER AGREEMENT

         This SIDE LETTER AGREEMENT ("Agreement") dated as of November 24, 1999 is made between Nexell Therapeutics Inc., a Delaware corporation (the "Company"), Baxter International Inc., a Delaware corporation ("Baxter"), and, for purposes of Paragraph 4 hereof only, the other parties signatory hereto.

         WHEREAS, in connection with that certain Securities Agreement dated as of even date herewith between the Company and the purchasers identified in
Schedule 1 thereto and in consideration of the repayment by the Company of those certain convertible subordinated debentures, currently held by Baxter, Baxter is granting a Put Right as a component of each share of Series B Preferred Stock purchased at the Private Placement Closing (as described in the Put Agreement between the Company and Baxter dated of even date herewith (the "Put Agreement")); and

         WHEREAS, in connection with the foregoing, the Company and Baxter are entering into the Put Agreement, which sets forth certain procedures with respect to the Private Placement and provides for certain representations and warranties by each of the Company and Baxter; and

         WHEREAS, terms not defined herein shall have the meaning ascribed to them in the Company's Private Placement Memorandum dated July 1999.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties agree as follows:

         1. Conversion Price. The Conversion Price for the Series B Preferred purchased by Baxter (the "Put Series B Preferred") shall be adjusted on November 24, 2004 (or earlier if 100% of the Series B Preferred are put to Baxter), but only in the event that an amount in excess of $15,000,000 is purchased by Baxter (computed on the basis of the liquidation preference for such stock), as follows: (i) for the Put Series B Preferred in an amount up to $53,000,000 (computed on the basis of the liquidation preference for such stock) (the "Threshold"), the Conversion Price shall be adjusted to equal the closing price of the Common Stock on the respective date or dates such Series B Preferred were purchased by Baxter pursuant to such Put (including purchases below the $15,000,000 amount) less a discount of 5% (subject to a floor price equal to the closing price of the Common Stock on November 24, 1999 unless shareholder approval is obtained if required by the rules of the NASDAQ Stock Market); (ii) for the Put Series B Preferred in excess of the Threshold, the Conversion Price shall be adjusted to equal the closing price of the Common Stock on November 24, 1999. The foregoing calculations shall yield a single adjusted Conversion Price based on a blended, weighted average of the adjustments provided for above.

         2. Interest. The dollar amount of the Put Series B Preferred shall be deemed to accrue interest from the respective date(s) the Series B Preferred is [are] purchased by
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Baxter to the date the Conversion Price is determined at a rate equal to the applicable three year U.S. Treasury Note rate at the date of each such purchase, plus 100 basis points. Such deemed accrued interest shall be included in the calculation of the dollar amount of the Put Series B Preferred then outstanding and thus in the determination of the number of shares of Common Stock into which the Put Series B Preferred shall convert (i.e., the accrued interest shall be payable in kind in additional shares of Series B Preferred, computed on the basis of the then applicable liquidation preference for the Series B Preferred, and such shares shall have the adjusted Conversion Price determined in accordance with Paragraph 1 hereof, if applicable).

         3. Shareholder Approval. The Company and Baxter acknowledge and agree that any adjustment to the Conversion Price will only be made following approval by the Company's shareholders to the extent required by the rules of The NASDAQ Stock Market or otherwise. The Company agrees to use reasonable best efforts to accomplish this, if necessary.

         4. Voting Agreement. If the Threshold is met, Baxter's obligation under its December 17, 1997 Voting Agreement with the Company and others to vote its shares of Common Stock in support of nominees for directors of the Company proposed by the Company's Board of Directors shall terminate, as well as the irrevocable proxy granted by Baxter to the Chief Executive Officer of the Company in connection therewith.

         5. Alternative Adjustments. Notwithstanding any other provision in this Agreement to the contrary, in the event the Conversion Price for the Put Series B Preferred cannot be adjusted as indicated in Paragraph 1 hereof (because, for example, at the end of the Put Period, at least one holder of the Series B Preferred has not exercised its Put Right and thus remains a holder of Series B Preferred, and if it is impermissible under Delaware law or otherwise for the Conversion Price applicable to such holder to be different than the Conversion Price applicable to Baxter as the holder of the Put Series B Preferred), then in such event the Company agrees to take such action as is appropriate to exchange the Put Series B Preferred (including any shares issued to Baxter under Paragraph 2 hereof) for an equal number of shares of a new series of preferred stock of the Company, having identical terms, conditions, preferences and rights of the Series B Preferred, except that the Conversion Price will reflect the adjustments provided in Paragraph 1 hereof.

         6.    Representations and Warranties.

         (a) The Company represents and warrants to Baxter that the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has taken all corporate action necessary for it to execute, deliver and perform this Agreement (subject to Paragraphs 3 and 5 hereof), and the Company has full power and authority to enter into this Agreement and perform its obligations hereunder. This Agreement is the valid and legally binding agreement of the Company enforceable in accordance with its terms.

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         (b)   Baxter represents and warrants to the Company that Baxter is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Baxter has taken all corporate action necessary for it to execute, deliver and perform this Agreement, and Baxter has full power and authority to enter into this Agreement and perform its obligations hereunder. This Agreement is the valid and legally binding agreement of Baxter enforceable in accordance with its terms.

         7. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         8. Assignment. Neither party hereto may assign or transfer this Agreement without the prior written consent of the other party hereto; provided, however, that either party hereto may assign this Agreement to any person or entity with or into which such party may merge or consolidate or to whom all or substantially all of its assets or businesses may be sold and that Baxter may assign this Agreement to any wholly-owned subsidiary of Baxter.

         9. Entire Agreement. This Agreement, together with the Put Agreement and the Put Right Certificates, sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written and oral, among the parties hereto as to such subject matter.

         10. Waiver. The waiver by either party hereto of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

         11. Expenses. Except as expressly provided in this Agreement and subject to any rights based on a breach of this Agreement, each party hereto shall bear its own costs and expenses incident hereto.

         12. Amendments. This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by both parties hereto.

         13. Notices. All notices and other communications required or permitted to be given hereunder shall be deemed sufficiently given if sent by certified mail, postage prepaid, return receipt requested, by facsimile transmission (with receipt confirmed) or by air courier service (with receipt confirmed), addressed as follows:

         If to the Company:

               Nexell Therapeutics, Inc.
               9 Parker
               Irvine, CA 92618-1605
               Attention: President
               Facsimile: (949) 470-6645

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         with a copy to:

               Bryan Cave LLP
               120 Broadway, Suite 300
               Santa Monica, CA 90401-2305
               Attention: Thomas S. Loo, Esq.
               Facsimile: (310) 576-2200

         If to Baxter:

               Baxter International Inc.
               One Baxter Parkway
               1627 Lake Cook Road
               Deerfield, IL 60015-4633
               Attention: Treasurer
               Facsimile: (847) 848-4509

         with a copy to:

               Baxter International Inc.
               One Baxter Parkway
               1627 Lake Cook Road
               Deerfield, IL 60015
               Attention: General Counsel
               Facsimile: (847) 948-2450

or at such other address as it may have furnished in writing to the other party hereto.

         14. Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be substituted for the provision at issue a valid and enforceable provision as similar as possible to the provision at issue.

         15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to the principles of conflict of laws thereof.

         16. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning, interpretation, enforceability or validity of this Agreement.

         17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same document.

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         In Witness Whereof, the Company and Baxter have each caused this
Agreement to be executed by their duly authorized officers as of the date first written above.

                                             Nexell Therapeutics Inc.


                                             By: /s/
                                                 _______________________________
                                             Name:
                                                  ______________________________
                                             Title:
                                                   _____________________________


                                             Baxter International Inc.



                                             By: /s/
                                                ________________________________
                                             Name:
                                                  ______________________________
                                             Title:
                                                   _____________________________

The provisions of Paragraph 4 hereof are accepted and agreed to:


/s/ Lindsay A. Rosenwald                     /s/  Donald G. Drapkin
-----------------------------------          -----------------------------------
Lindsay A. Rosenwald, M.D.                   Donald G. Drapkin


Paramount Capital Asset Management Inc.      /s/ Richard L. Dunning
                                             -----------------------------------
                                             Richard L. Dunning
By:/s/ Lindsay A. Rosenwald
   --------------------------------
   Lindsay A. Rosenwald, M.D.
                                             /s/ Laurence D. Fink
                                             -----------------------------------
                                             Laurence D. Fink


                                             /s/ Eric A. Rose
                                             -----------------------------------
                                             Eric A. Rose, M.D.

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